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Exhibit 5.1

[LOGO]	Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 28, 2012

Board of Directors
VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

Ladies and Gentlemen:

        We are acting as counsel to VIVUS, Inc., a Delaware corporation (the "Company"), in connection with its Post-Effective Amendment No. 1 (the "Amendment") to the Company's registration statement on Form S-3 (File No. 333-161948 (as amended by the Amendment, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") which Registration Statement relates to the proposed public offering of, among other things, shares of the common stock, par value $0.001 per share (the "Common Stock") of the Company (the "Shares") and one one-thousandth (0.001) of a share of stock purchase rights associated with the Shares (the "Rights"), which are to be issued pursuant to the Preferred Stock Rights Agreement, dated as of March 27, 2007 (the "Rights Agreement"), between the Company and Computershare Investor Services, LLC, as Rights Agent (the "Rights Agent"). The Amendment and this opinion letter relate solely to the Rights, an opinion letter relating to the Shares having previously been filed. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement

        For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

        Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, following (i) effectiveness of the Amendment, and (ii) valid issuance and delivery of the Shares in the manner contemplated by the Registration Statement, the Rights will be validly issued.

        It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

        This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

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  Exhibit 5.1